Exhibit 99.1

April 1, 2015

Diligent Appoints Brian Stafford as Chief Executive Officer

Alex Sodi Appointed Chief Product Strategy Officer

Diligent Board Member Services, Inc. (“Diligent” or the “Company”) (NZX: DIL) today announced that Brian Stafford has been appointed President and Chief Executive Officer, effective March 31, 2015 (Eastern Daylight Time, United States). Alex Sodi will turn his focus to the design and development of Diligent’s products as Founder and Chief Product Strategy Officer reporting to Brian. Alex will also continue to serve as a member of Diligent’s Board of Directors.

Brian comes to Diligent from McKinsey & Company where he was a Partner. While he was at McKinsey, he founded and led their Growth Tech Practice which primarily focused on Software-as-a-Service (“SaaS”) companies, ranging from early-stage to publicly traded enterprises, driving accelerated revenue growth through innovation, enhanced go-to-market strategies and global expansion. Prior to McKinsey, Brian was the Founder, President and CEO of CarOrder, a division of Trilogy Software based in Austin Texas. Brian has a Masters in Computer Science from the University of Chicago and a B.S. in Economics from the Wharton School at the University of Pennsylvania, and lives in Manhattan.

David Liptak, Chairman of the Board said, “I am thrilled that we were able to recruit Brian away from McKinsey. We have huge growth opportunities out in front of us for Diligent Boardbooks and for Diligent Teams. Today we have put one of the world’s foremost experts in SaaS growth strategies in charge of maximizing our revenue growth.”  He added, “Alex has built this incredible business through his meticulous focus on product and customer experience, and now he can concentrate on our product strategy and making Diligent Teams a success.”

Brian Stafford said: “I am very excited to become CEO of Diligent. I have worked with dozens of SaaS companies and Diligent is truly unique. For a company that has a relatively low profile in the SaaS world, I think it has enormous potential, and Alex deserves the utmost praise for building Diligent to where it is today. I am thrilled to partner with him, and the entire Diligent team, on the next phase of Diligent - which will most certainly continue with the fanatical focus on building great products, delivering world-class customer service, and producing strong profit margins.”

As Chief Executive Officer, Brian will take responsibility for all day-to-day operations of the business with a focus on accelerating global growth and building scale into the business to seamlessly manage the growth. In his role as Chief Product Strategy Officer, Alex will focus full time on driving product strategy and, specifically, the development and successful launch of Diligent Teams.

Investor inquiries:	Media inquiries:
Sonya Joyce Ph: + 64 4 894 6912	Geoff Senescall Ph: + 64 21 481 234

About Diligent

Over 92,000 individual directors, executives and board teams worldwide rely on Diligent Board Member Services, Inc. (NZX: DIL) to speed and simplify how board materials are produced, delivered, reviewed and voted on. Providing the world’s most widely used secure board portal via iPad, Windows devices and browsers — Diligent has pioneered ease of use, stringent security, and superior training and support since 2001. Diligent Boardbooks provides directors and management with immediate access to their most time sensitive and confidential information along with the tools to review, discuss and collaborate on it. It also helps administrative staff accelerate production and delivery, and corporate executives streamline board communications and decisions.

Diligent uses the Software-as-a-Service (SaaS) model to distribute its Diligent Boardbooks application to the market and maintain the security and integrity of its clients’ data. Under this model, Diligent offers annual renewable subscriptions for customer access to its Diligent Boardbooks product which is hosted on Diligent’s secure servers, and offers a complete suite of related services including training, support, data migration and data security/backup.

Safe Harbor Statement

Statements made in this press release that state Diligent’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward looking-statements are only as of the date of this press release and Diligent undertakes no obligation to update or revise them. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Diligent’s actual results to differ materially from those projected in such forward-looking statements.. Factors which could cause our actual results to differ materially from those projected in forward-looking statements include, without limitation, economic, competitive, regulatory and technological factors affecting Diligent Board Member Services, Inc.’s operations, markets, products, services and other factors set forth in the Company’s Risk Factors included in its Annual Report on Form 10-K filed with the SEC on March 16, 2015.